Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.	NEWS RELEASE
CONTACT:	CHARLES J. KESZLER
(972) 770-6495
	Fax:	(972) 770-6411

LONE STAR TECHNOLOGIES ANNOUNCES EXPECTATIONS FOR

THIRD QUARTER 2005 EARNINGS

Dallas, TX, October 12, 2005 – Lone Star Technologies, Inc. (NYSE: LSS; “Lone Star”) today announced that it expects net income in the range of $48.0 million to $51.0 million, or $1.55 to $1.65 per diluted share, for the third quarter of 2005. These anticipated results, which reflect the negative impact of Hurricane Rita, represent a significant increase over the company’s third quarter 2004 net income of $26.8 million, or $0.91 per diluted share, and a decrease from the company’s record second quarter 2005 net income of $63.5 million, or $2.09 per diluted share, which included other income of $7.8 million, or $0.23 per diluted share, related to the early termination of a marketing alliance agreement.

Further details regarding Lone Star’s third quarter 2005 results from operations will be provided when the company reports its earnings on October 17, 2005.

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.